Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ReShape Lifesciences Inc. of our report dated April 17, 2023, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in the Annual Report on Form 10-K of ReShape Lifesciences Inc. for the year ended December 31, 2022.

RSM US LLP

Irvine, California

June 23, 2023